UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934.

Commission File Number 0-17164

Copernic Inc.

(Exact name of registrant as specified in its charter)

1 Antares Drive, Suite 400
Ottawa, Ontario, Canada K2E 8C4
(613) 226-5511

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common shares, no par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)                                ☒
Rule 12g-4(a)(2)                                ☐
Rule 12h-3(b)(1)(i)                            ☒
Rule 12h-3(b)(1)(ii)                           ☐
Rule 15d-6                                         ☐

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, Copernic Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Copernic Inc.

Date:  November 30, 2010                                                                       By: /s/ Jeff Bender
Name: Jeff Bender
Title: President and Secretary